EXHIBIT 99.1

Tuesday, July 17, 2001, 8:03 am Eastern Time

Press Release

SOURCE: Hyseq, Inc.

Hyseq Appoints William F. Bennett as Senior Vice President Research

Sunnyvale, CA, July 17, 2001 /PRNewswire/ —Hyseq, Inc. (Nasdaq: HYSQ) Hyseq, Inc. today announced that William F. Bennett, Ph.D. will join Hyseq as Senior Vice President Research. “We are excited to have a world class scientist lead our research program. I worked with Bill for many years at Genentech. He has the experience and expertise to help build a world-class biopharmaceutical company and he will be a great asset to our senior management team,” said Ted W. Love, M.D., Hyseq’s President and Chief Executive Officer.

“I am thrilled to join the Hyseq team and look forward to working with Ted again. Hyseq has discovered a large number of novel genes and the next step is moving candidates into the clinic. This is an important time in the company’s strategy of building a biopharmaceutical company and I look forward to playing a leading role,” said Dr. Bennett. Dr. Bennett has twenty years experience in drug development, having served as Senior Vice President Research and Manufacturing at Sensus Drug Development Corporation, Senior Vice President Product Development at BigBearBio, Inc., and Vice President Research at COR Therapeutics. Before holding those positions, he worked at Genentech, Inc. for thirteen years where he held various positions in Research and Development, including development project team leader of the TNKase project. Dr. Bennett received his Ph.D. from University of Texas Southwestern Medical School, is the author of fifty scientific publications, and holds nineteen issued U.S. patents.

Hyseq is researching and developing biopharmaceutical products from its collection of novel genes discovered using its proprietary high-throughput technology. Hyseq has collaborations for discovering gene-based products and for commercializing its biochip. Information about Hyseq is available at www.hyseq.com or by phoning (408) 524-8100.

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Act of 1995. Forward looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “should,” “may,” “estimated” and “potential,” among others. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company’s future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. For a discussion of factors that may cause results to differ, see the Company’s reports filed with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2000. Hyseq disclaims any intent or obligation to update these forward-looking statements.